Exhibit 3.1

This is a translation into English of the official Hebrew version of the Articles of Association of a private limited company under Israeli law. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

Companies Law 5759 - 1999

Articles for Management of a Private Company Limited in Shares

1.	Company Name

Hebrew:

English: Silynxcom Ltd. (the “Company”)

2.	Company Goals

The goal of the Company is to engage in any legal business.

3.	Company Authorized Share Capital

3.1.	The authorized share capital of the Company is 20,000,000 ordinary shares no par value per share.

Ordinary shares confer on their holder the right to receive dividends, if distributed; the right to receive the pro rata share of surplus property and capital of the Company in case of Company liquidation, and the right to receive invitation to and vote in general meetings of the Company, one vote per share.

3.2.	The Company may, with a resolution of the general meeting with the majority of votes of participating shareholders, not take into account the abstained votes, increase the authorized capital of the Company and may also cancel authorized but unallocated capital if there is no undertaking, including contingent undertaking, of the Company to allocate such shares.

3.3.	The Company may, with a resolution of the general meeting with the majority of votes of participating shareholders, not take into account the abstained votes, increase the authorized capital of the Company with shares of class determined by it, prescribe different rights to each class, including special and/or different rights than those attached to the current shares, including redeemable shares, deferred shares, etc.

3.4.	The Company may, with a resolution of the general meeting with the majority of votes of participating shareholders, not take into account the abstained votes, consolidate and/or subdivide the share capital of the Company into shares of no par value and/or shares of higher and/or smaller amount and/or different classes of shares.

4.	Shareholders’ Liability

4.1.	The Company is a private Company; the liability of its shareholders to the Company debts are limited to repayment of the par value of unpaid shares held by such shareholder.

4.2.	The Company may not modify the liability of shareholders or obligate a shareholder to purchase additional shares without their consent.

5.	The General Meeting

5.1.	The Company is not obligated to hold an annual meeting, unless to the extent it is required for appointing an Internal auditor.

5.1A	The Company may convene a general meeting by providing a 24-hour prior notice to the Company shareholders.

5.2.	A resolution may be made in the general meeting of the Company without invitation and without convening, provided that the resolution was made unanimously by all shareholders who are entitled to vote in the general meeting.

5.3.	The Company may hold a general meeting using any communication means, provided that all participating shareholders are able to hear each other simultaneously.

5.4.	The Company may resolve in writing, provided that all shareholders have consented to such written resolution.

6.	The Board of Directors

6.1.	Unless resolved otherwise by the general meeting, the number of Company directors shall be three (3).

6.2.	The Company’s board of directors (the “Board”) may hold Board meetings using any communication means, including conference call, provided that all participating directors are able to hear each other simultaneously.

6.3.	The Board may resolve even without actually convening, provided that every director entitled to participate in the meeting and vote on the matter brought for decision have provided their consent.

6.4.	At any time, the general meeting may remove a director from his position before the end of his term.

7.	Signature on Behalf of the Company

Signatory rights for the Company will be determined from time to time by the Board.

8.	Limitations

8.1.	Transfer of shares in the Company is subject to the Board approval.

8.2.	The Company may not and must not make a public offering to purchase the Company’s shares or bonds.

8.3.	The number of shareholders in the Company shall not exceed fifty (50), excluding Company’s employees or former employees, who, as employees and after ceasing to work for the Company, continue to hold shares in the Company. Two or more holding together Company’s shares (joint holders) will be considered for the above matter as a single shareholder.

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